Exhibit 99.1

Contact Information:

Alan I. Rothenberg Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1st CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2013

Los Angeles, CA (November 6, 2013) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the three and nine months ended September 30, 2013 of $803,000 and $6.6 million, respectively, compared to $687,000 and $2.0 million for the same periods last year. Pre-tax, pre-provision earnings for the three and nine months ended September 30, 2013 was $1.0 million and $3.2 million, respectively, compared to $712,000 and $2.1 million for the same periods last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes adjusting the Company’s results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “I’m proud to announce our third quarter financial results. Core earnings growth remains encouraging and for the first time in our history, we’ve exceeded the $500 million threshold in total assets. Our asset growth is being driven by a combination of quality loan demand and an increase in our deposit relationships. During the current year-to-date period, loans have increased by 34%, while non-interest bearing deposits have grown by 15%.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company added, “Over the past three quarters, we’ve seen our loan portfolio grow by over $90 million, while our non-performing assets continue to decline. Since the beginning of this year, our ratio of non-performing assets to total assets has declined by almost 60%. In addition, our business development team has done an outstanding job of generating new customer relationships, which has helped increase both deposit and loan levels. We’ve always believed that our core deposit relationships would ultimately lead to increased loan opportunities, and the results from this quarter, as well as the year-to-date period, further support this strategy.”

2013 3rd Quarter Highlights

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The Bank’s total risk-based capital ratio was 14.05% at September 30, 2013, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank’s equity is comprised solely of common stock and does not include any capital received in connection with TARP, or other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

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For the three and nine months ended September 30, 2013, the Company recorded net income of $803,000, or $0.09 per diluted share, and $6.6 million, or $0.74 per diluted share, respectively. During the same periods last year, the Company reported net income of $687,000, or $0.08 per diluted share, and $2.0 million, or $0.23 per diluted share, respectively. The increase in net income during the three months ended September 30, 2013 as compared to the same period last year was primarily due to a $583,000 increase in net interest income, partially offset by a $200,000 increase in provision for loan losses and a $273,000 increase in non-interest expenses. The increase in net income for the nine months ended September 30, 2013, as compared to the same period last year, is primarily related to increases in net interest income and non-interest income of $1.7 million and $341,000, respectively, as well as a reduction of provision for loan losses of $300,000 and the reversal of our deferred tax valuation allowance, which resulted in an income tax benefit of approximately $3.2 million. These increases were partially offset by an increase in non-interest expenses of $916,000.

•	At September 30, 2013 and 2012, the Company’s book value per share was $5.87 and $5.33, respectively, representing an increase of 10.1% during the twelve month period.

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Net interest margin was 3.08% and 3.17% for the three and nine months ended September 30, 2013, respectively, compared to 2.95% and 3.07% for the same periods last year. The increase in net interest margin during the quarter is primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same period last year. The increase in net interest margin during the nine months ended September 30, 2013, is primarily attributable to the recovery of $294,000 in deferred interest income from the repayment of non-accrual and previously charged off loan balances. The increases in net interest margin during both the three and nine months ended September 30, 2013 were also positively impacted by a decline in the cost of our interest bearing liabilities as compared to the same periods last year, and negatively impacted by a general decline in loan yields.

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Loans increased to $356.7 million at September 30, 2013, compared to $266.7 million at December 31, 2012. Loan originations were $74.8 million and $182.2 million during the three and nine months ended September 30, 2013, respectively, compared to $23.7 million and $70.6 million during the same periods last year.

•	Non-performing loans declined to $743,000, or 0.21% of total loans, at September 30, 2013, compared to $1.9 million, or 0.70% of total loans, at December 31, 2012.

•	Non-performing assets as a percentage of total assets declined to 0.16% at September 30, 2013, compared to 0.39% at December 31, 2012.

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Net loan recoveries were $16,000 and $1.1 million during the three and nine months ended September 30, 2013, respectively, compared to net recoveries of $15,000 during the three months ended September 30, 2012 and net charge-offs of $403,000 during the nine months ended September 30, 2012.

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As of September 30, 2013, the allowance for loan losses (“ALL”) was $6.8 million, or 1.92% of total loans, compared to $6.0 million, or 2.26% of total loans, at December 31, 2012. The ALL to non-performing loans was 919.98% and 324.36% at September 30, 2013 and December 31, 2012, respectively.

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Investment securities declined to $124.1 million at September 30, 2013, representing 23.3% of our total assets, compared to $181.2 million, or 36.3% of our total assets, at December 31, 2012. During the three and nine months ended September 30, 2013, the Company sold $8.6 million and $19.4 million, respectively, of investment securities, recognizing gains of $170,000 and $705,000, respectively, in connection with these sales. In addition, the unrealized gain on investment securities declined to $847,000 at September 30, 2013, compared to $4.1 million at December 31, 2012.

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Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $405.3 million and $371.4 million at September 30, 2013 and December 31, 2012, respectively. Non-interest bearing deposits represent 50.2% of total deposit at September 30, 2013, compared to 47.0% at December 31, 2012.

•	Cost of funds declined to 17 and 18 basis points for the three and nine months ended September 30, 2013, respectively, compared to 23 and 25 basis points for the same periods last year.

Capital Adequacy

At September 30, 2013, the Company’s stockholders’ equity totaled $54.4 million compared to $49.2 million at December 31, 2012. At September 30, 2013, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 14.05%, 12.80%, and 9.78%, respectively, compared to the requirements of 10.00%, 6.00%, and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

Balance Sheet

Total assets at September 30, 2013 were $532.3 million, representing an increase of $33.2 million, or 6.6%, from $499.2 million at December 31, 2012. Cash and cash equivalents at September 30, 2013 were $47.7 million, representing a decrease of $2.8 million, or 5.6%, from $50.6 million at December 31, 2012. Loans increased by $90.0 million, from $266.7 million at December 31, 2012 to $356.7 million at September 30, 2013. The majority of growth within our loan portfolio related to increases of $40.6 million in commercial real estate loans, $23.7 million in our single-family loans, and $14.6 million in construction and land development loans. Loan originations were $74.8 million and $182.2 million during the three and nine months ended September 30, 2013, compared to $23.7 million and $70.6 million during the same periods last year. Prepayment speeds for the three and nine months ended September 30, 2013 were 5.6% and 13.0%, respectively, compared to 19.4% and 21.9% for the same periods last year. Investment securities were $124.1 million at September 30, 2013, compared to $181.2 million at December 31, 2012, representing a decrease of $57.2 million, or 31.6%. The weighted average life of our investment securities was 2.66 years and 2.80 years at September 30, 2013 and December 31, 2012, respectively.

Total liabilities at September 30, 2013 increased by $27.9 million, or 6.2%, to $477.9 million compared to $450.0 million at December 31, 2012. This increase is primarily due to a $31.6 million increase in deposits. Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $405.3 million and $371.4 million at September 30, 2013 and December 31, 2012, respectively, representing an increase of $33.9 million, or 9.1%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $6.8 million, or 1.92% of our total loan portfolio, at September 30, 2013, compared to $6.0 million, or 2.26% of our total loan portfolio, at December 31, 2012. At September 30, 2013 and December 31, 2012, our non-performing loans were $743,000 and $1.9 million, respectively. The decline in non-performing loans during the nine months ended September 30, 2013 was primarily related to the full repayment of two loans that had been classified as non-performing at December 31, 2012. The ratio of our ALL to non-performing loans was 919.98% and 324.36% at September 30, 2013 and December 31, 2012, respectively. In addition, our ratio of non-performing loans to total loans was 0.21% and 0.70% at September 30, 2013 and December 31, 2012, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. During the three months ended September 30, 2013, we recorded provision for loan losses of $200,000. During the nine months ended September 30, 2013, we reversed $300,000 of provision for loan losses. There was no provision for loan losses recorded during the three and nine months ended September 30, 2012. The provision for loan losses recorded during the three months ended September 30, 2013 was primarily recorded to supplement the Bank’s ALL as a result of loan growth experienced during the current quarter. During the three months ended September 30, 2013, total loans increased by $44.4 million, compared to June 30, 2013. The reversal in provision for loan losses during the nine months ended September 30, 2013, is primarily due to the loan recoveries discussed above, as well as the continued improvement in the level of our criticized and classified loans. These declines were partially offset by additional provisions required for the $90.0 million increase in our loan portfolio during the nine months ended September 30, 2013. Criticized and classified loans generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $3.1 million, $2.0 million and none, respectively, at September 30, 2013, compared to $888,000, $8.1 million and none, respectively, at September 30, 2012. We had net recoveries of $16,000 and $1.1 million during the three and nine months ended September 30, 2013, respectively, compared to net recoveries of $15,000 during the three months ended September 30, 2012 and net charge-offs of $403,000 during the nine months ended September 30, 2012. At September 30, 2013, the ALL to total loans was 1.92% compared to 2.26% at December 31, 2012. The decline in this ratio is primarily due to the $90.0 million increase in loans during the nine months ended September 31, 2013, as well as the favorable loan trends discussed above. The risks associated with the adequacy of our ALL and the decline in this ratio may have increased as a result of our loan growth. Management will continue to closely monitor the adequacy of the ALL and will make adjustments as warranted. Management believes that the ALL as of September 30, 2013 and December 31, 2012 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $833,000 and $1.9 million at September 30, 2013 and December 31, 2012, respectively. Non-accrual loans totaled $743,000 and $1.9 million at September 30, 2013 and December 31, 2012, respectively. At September 30, 2013, non-accrual loans consisted of two commercial loans totaling $714,000 and one consumer loan totaling $29,000. At December 31, 2012, non-accrual loans consisted of three commercial loans totaling $1.5 million and one consumer loan totaling $345,000. At September 30, 2013 and December 31, 2012, other real estate owned (“OREO”) consisted of one undeveloped land property totaling $90,000. As a percentage of total assets, the amount of non-performing assets was 0.16% and 0.39% at September 30, 2013 and December 31, 2012, respectively.

Net Interest Income and Margin

During the three and nine months ended September 30, 2013, net interest income was $4.0 million and $11.8 million, respectively, compared to $3.4 million and $10.1 million for the same periods last year. The average balances of our loan portfolio were $330.5 million and $304.2 million during the three and nine months ended September 30, 2013, respectively, compared to $229.7 million and $230.9 million for the same periods last year. In addition, during the nine months ended September 30, 2013, the Company recognized $294,000 of interest income in connection with the pay-off of non-accrual and previously charged off loans.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.08% for the three months ended September 30, 2013, compared to 2.95% for the same period last year. The 13 basis point improvement in net interest margin is primarily due to a $100.7 million increase in the average balance of loans as compared to the same period last year. Net interest margin during the three months ended September 30, 2013 was also positively impacted by a decline in the cost of our interest bearing liabilities as compared to the same period last year, and negatively impacted by a general decline in loan yields. The decline in the cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.31% during the three months ended September 30, 2013 compared to 0.38% for the same period last year. The decline in loan yield was primarily caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields.

The Company’s net interest margin was 3.17% for the nine months ended September 30, 2013, compared to 3.07% for the same period last year. The 10 basis point improvement in net interest margin is primarily due to the interest income recognized as a part of the pay-offs discussed above. Excluding the impact of these pay-offs, our net interest margin would have declined, as compared to the same period last year. This decline was primarily due to a decrease in loan yield, partially offset by an increase in the average balance of loans relative to total earning assets as compared to the same period last year, and a decline in the cost of our interest bearing liabilities. As discussed above, the decline in loan yield was caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields. The decline in the cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.32% and 0.39% during the nine months ended September 30, 2013 and 2012, respectively.

Non-Interest Income

Non-interest income was $405,000 and $1.6 million for the three and nine months ended September 30, 2013, respectively, compared to $424,000 and $1.3 million for the same periods last year. During the three and nine months ended September 30, 2013, the Company sold $8.6 million and $19.4 million, respectively, of investment securities, recognizing gains of $170,000 and $705,000, respectively. With the exception of such gains, non-interest income primarily consists of loan arrangement fees earned in connection with our college loan funding program and customer related fee income. During the first quarter of 2013, the Company terminated this program.

Non-Interest Expense

Non-interest expense was $3.4 million and $10.2 million for the three and nine months ended September 30, 2013, compared to $3.1 million and $9.3 million for the same periods last year. The increases in non-interest expense during the three and nine months ended September 30, 2013 as compared to the same periods last year is primarily due to the costs incurred to expand the Bank’s business development and related operational support teams, as well as the additional costs incurred to address regulatory compliance matters.

Income Tax Provision

During the nine months ended September 30, 2013, we recorded a tax benefit of approximately $3.2 million. The tax benefit recognized was related to the reversal of the Company’s deferred tax valuation allowance that had been previously established during the year ended December 31, 2009. In making this determination, management analyzed, among other things, our recent history of earnings and cash flows, forecasts of future earnings, improvements in the credit quality of the Company’s loan portfolio, the nature and timing of future deductions and benefits represented by the deferred tax assets and our cumulative earnings for the 12 quarters preceding the reversal of this valuation allowance. No tax provision was recorded during the three months ended September 30, 2013. Beginning in January 2014, the Company will begin recording tax provisions at its estimated effective tax rate of approximately 42%. During the three and nine months ended September 30, 2012, we recorded a tax expense of $25,000 and $60,000, respectively.

Net Income

For the three and nine months ended September 30, 2013, the Company recorded net income of $803,000, or $0.09 per diluted share, and $6.6 million, or $0.74 per diluted share, compared to $687,000, or $0.08 per diluted share, and $2.0 million, or $0.23 per diluted share, for the same periods last year.

Regulatory Matter

On September 11, 2013, the Board of Directors of the Bank entered into a stipulation and consent to the issuance of a consent order with the Office of the Comptroller of the Currency (the “OCC”) consenting to the issuance of a consent order (the “Consent Order”) by the OCC, effective as of that date. The Consent Order requires the Bank to take corrective action to enhance its program and procedures for compliance with the Bank Secrecy Act and other anti-money laundering regulations.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and a relationship office in Santa Monica, CA. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) political instability, (3) changes in the monetary policies of the U.S. Government, (4) a renewed decline in economic conditions, (5) continued deterioration in the value of California real estate, both residential and commercial, (6) an increase in the level of non-performing assets and charge-offs, (7) further increased competition among financial institutions, (8) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (9) further government regulation and the implementation and costs associated with the same, (10) internal and external fraud and cyber-security threats including the loss of bank or customer funds, loss of system functionality or the theft or loss of data, (11) management’s ability to successfully manage the Company’s operations, (12) the possibility that we will be unable to comply with the requirements set forth in the OCC’s Consent Order, which could result in restrictions on our operations, and (13) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	September 30, 2013	December 31, 2012	September 30, 2012
Balance Sheet Results:	(unaudited)		(unaudited)
Total Assets	$532,327	$499,173	$474,363
Total Loans	$356,706	$266,671	$241,320
Allowance for Loan Losses ("ALL")	$6,835	$6,015	$4,881
Non-Performing Assets	$833	$1,944	$6,499
Investment Securities-AFS, at estimated fair value	$124,055	$181,225	$194,659
Deposits:
Non-Interest Bearing Demand Deposits	$225,001	$196,026	$170,568
Interest Bearing Demand Deposits	$19,323	$23,233	$28,014
Money Market Deposits and Savings	$161,007	$152,094	$152,185
Certificates of Deposit	$42,922	$45,328	$46,115
Total Deposits	$448,253	$416,681	$396,882
Total Stockholders' Equity	$54,435	$49,173	$48,565
Gross Loans to Deposits	79.58%	63.99%	60.79%
Ending Book Value per Share	$5.87	$5.38	$5.33

	Three Months Ended September 30,
Quarterly Operating Results (unaudited):	2013	2012
Net Interest Income	$4,009	$3,426
Provision for Loan Losses	$200	$-
Gain on Sale of AFS Investment Securities	$170	$-
Other Non-Interest Income	$405	$424
Non-Interest Expense	$3,411	$3,138
Income Tax Provision	$-	25
Net Income	$803	$687
Basic Earnings per Share	$0.09	$0.08
Diluted Earnings per Share	$0.09	$0.08
Quarterly Net Interest Margin*	3.08%	2.95%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$803	$687
Provision for Loan Losses	200	-
Income Tax Provision	-	25
Pre-Tax, Pre-Provision Earnings	$1,003	$712

	Nine Months Ended September 30,
YTD Operating Results (unaudited):	2013	2012
Net Interest Income	$11,761	$10,108
Provision for (Reduction of) Loan Losses	$(300)	$-
Gain on Sale of AFS Investment Securities	$705	$-
Other Non-Interest Income	$1,601	$1,260
Non-Interest Expense	$10,194	$9,278
Income Tax (Benefit) Provision	$(3,178)	60
Net Income	$6,646	$2,030
Basic Earnings per Share	$0.77	$0.24
Diluted Earnings per Share	$0.74	$0.23
YTD Net Interest Margin*	3.17%	3.07%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$6,646	$2,030
Provision for (Reduction of) Loan Losses	(300)	-
Income Tax (Benefit) Provision	(3,178)	60
Pre-Tax, Pre-Provision Earnings	$3,168	$2,090

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*Percentages are reported on an annualized basis.